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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement Nos. 333-140943, 333-107411, and 333-92963 on Form S-3 and Registration Statement Nos. 333-123308 and 333-67849 on Form S-8 of KEMET Corporation of our reports dated June 29, 2009, relating to the consolidated financial statements of Arcotronics Italia S.p.A. and subsidiaries (the "Company") (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the existence of substantial doubt about the Company's ability to continue as a going concern) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K of KEMET Corporation for the year ended March 31, 2009.

DELOITTE & TOUCHE S.p.A.
/s/ DELOITTE & TOUCHE S.P.A. Bologna, Italy June 29, 2009

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  Exhibit 23.2